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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                SEC FILE NUMBER 33-82034
                                                                CUSIP NUMBER

(Check One): X  Form 10-K  ___ Form 20-F ___ Form 11-K  ___Form 10-Q ___Form N-SAR

For Period Ended: December 31, 2002

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

_______________________________________________________________________________

PART I -- REGISTRANT INFORMATION

Indiantown Cogeneration, L.P.; Indiantown Cogeneration Funding Corporation
_______________________________________________________________________________
Full Name of Registrant
_______________________________________________________________________________
Former Name if Applicable
_______________________________________________________________________________

7600 Wisconsin  Avenue
_______________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Bethesda,  Maryland 20814
_______________________________________________________________________________
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without  unreasonable  effort or expense;
          (b) The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion  thereof,  will
   X      be filed  on or  before  the  fifteenth  calendar  day  following  the prescribed  due date;  or the subject  quarterly  report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth  calendar day following  the  prescribed  due date;  and
          (c) The accountant's statement or other exhibit required by Rule 12b-
          25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
N-SAR, or the transition  report portion thereof,  could not be filed within the prescribed  time period.

The Form 10-K for  Indiantown  Cogeneration,  L.P. and  Indiantown  Cogeneration
Funding  Corporation  was not filed  within the  prescribed  time  period due to
unforeseen   technical   difficulties   with   the   EDGAR   system.    The
co-registrants’  attempts  to use the new  version of EDGAR,  EDGAR II: SEC
Modernization,  resulted  in  multiple  formatting  errors  that  could  not  be corrected in sufficient  time to complete  electronic  transmission  of the Form
10-K prior to 5:30 p.m. on March 31, 2003.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Mike Pembroke               (772)                  597-6500
   --------------               ------                 --------
      (Name)                  (Area Code)           (Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of
1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no, identify report(s). X Yes  ___ No.
__________________________________________________________________________________

(3) Is it anticipated that any significant  change in results of operations from the  corresponding  period for the last  fiscal  year will be  reflected  by the earnings statements to be included in the subject report or portion thereof?
___Yes  X No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                        Indiantown Cogeneration, L.P. ;
                        ------------------------------

                  Indiantown Cogeneration Funding Corporation
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto  duly  authorized.

Date  April 1, 2003             By  /s/P. Christian Iribe
      -------------                 -------------------------------
                                    Chief Executive Officer, President